Exhibit 4.9

                          MANAGED HEALTH NETWORK, INC.

                             AMENDED AND RESTATED

                            1991 STOCK OPTION PLAN

                    1.  Purpose; Administration.  The Managed
          Health Network, Inc. Amended and Restated 1991 Stock Option Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers, key employees, directors and independent contractors of Managed Health Network, Inc., a Delaware corporation (the "Company"), and its subsidiaries by providing them opportunities to acquire shares of Common Stock of the Company ("Common Stock") pursuant to the Incentive Stock Options and Nonstatutory Options (collectively, "Options") described herein. The Plan will be administered by the Board of Directors, or through such directors, officers or committees as it may designate as the Stock Option Committee (the "Committee"). Notwithstanding the foregoing, in the event that the Company becomes subject to the Securities Exchange Act of 1934 (the "1934 Act"), all grants under this Plan to persons subject to Section 16 of the 1934 Act shall be by a specially designated committee (the "Special Committee") of the Board of Directors of the Company, consisting of such two or more nonemployee directors as the Board may designate from time to time, all of whom shall be and remain Directors not eligible to receive Options under the Plan, or any other similar plan of the Company, both at the time of their appointment to the Special Committee and at any time within one year prior thereto. The Special Committee and Committee are together referred to as the "Committees".

                    2.  Participation.  Participants eligible to
          receive grants of Nonstatutory options will consist of all employees of the Company or its subsidiaries (including officers), and independent contractors of the Company or its subsidiaries. The term "independent contractors of the Company or its subsidiaries" includes, for this purpose, entities such as corporations or partnerships that perform services for or otherwise contract (for example, as vendors) with the Company or its subsidiaries. Participants eligible to receive grants of Incentive Stock Options will consist solely of all employees (including officers) of the Company or its
          subsidiaries.   With respect to both Nonstatutory Options
          and Incentive Stock Options, grantees will be limited to those persons that the Committees in their sole discretion determine to be significantly responsible for the success and future growth and profitability of the Company and whom the Committees designate from time to time to receive Options under the Plan. Designation of a participant in any year shall not require the Committees to designate such person to receive an Option in any other year. The Committees shall consider such factors as they deem pertinent in selecting participants and in determining the amount and terms of their respective Options. A determination by the Committees of the amount and terms of a participant's Options shall in all cases be subject to the approval of the Board of Directors.

                    3. Shares Reserved under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 4,350,000 shares of Common Stock, which may be either authorized but unissued shares or treasury shares. Any shares subject to Options may thereafter be subject to new Options under this Plan if there is a lapse, expiration or termination of the previously outstanding Options prior to issuance of the shares, or if shares are issued pursuant to the exercise of such Options and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

                    4.  Incentive Stock Options.  This Plan is
          intended to authorize the Board to grant, in its discretion, options that qualify as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (such qualifying options being referred to herein as "Incentive Stock Options"). Incentive Stock Options will consist of awards from the Company, evidenced by written option agreements, which enable the holder to purchase a specific number of shares of Common Stock, under set terms and at a set price which shall not be less than the Fair Market Value of the Common Stock (as determined under Section 11 hereof) on the date of grant. Notwithstanding the foregoing, if an employee, at the time an Incentive Stock Option is granted to him or her, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any of its subsidiaries (or, under Section 424(d) of the Code, is deemed to own stock representing more than 10% of the total combined voting power of all such classes of stock, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal decedent of such employee, or by or for any corporation, partnership, estate or trust of which such employees are shareholder, partner or beneficiary), then the Incentive Stock Option price of each share of Common Stock subject to such Incentive Stock Option shall be a stated price which is not less than 110% of the Fair Market Value of such share of Common Stock on the date of grant. Said purchase price may be paid by check or, in the discretion of Committees, by the delivery of shares of Common Stock of the Company then owned by the participants. Incentive Stock Options shall be exercisable not later than ten (10) years after the date they are granted; provided, however, that an Incentive Stock Option granted to any employee as to whom the Incentive Stock Option price of each share of Common Stock subject thereto is required to be 110% of the Fair Market Value of such share of Common Stock pursuant to this Section 4, shall not be exercisable after the expiration of five (5) years from the date of grant. Incentive Stock Options shall terminate not later than three (3) months after termination of employment for any reason other than "disability" (within the meaning of Section 22(e)(3) of the Code) or death. In the event of termination of employment due to disability, the right of the participant to exercise an Incentive Stock Option shall terminate not later than twelve (12) months after such termination. In the event of termination of employment due to death, the option may be exercised by the optionee's estate at any time during the remaining stated duration of the Option in accordance with Section 7 hereof. Leaves of absence for military service, illness, and transfer of employment between the Company and any subsidiary thereof shall not constitute termination of employment.

                    5. Nonstatutory Options. Nonstatutory Options will consist of awards from the Company, evidenced by written option agreements, which enable the holder to purchase a specific number of shares of Common Stock, under set terms and at a set price which shall not be less than 85% of the Fair Market Value of the Common Stock on the date of grant. Said purchase price may be paid by check or, in the discretion of the Committees, by the delivery of shares of Common Stock of the Company then owned by the participant. Nonstatutory Options shall be exercisable not later than ten (10) years after the date they are granted. Notwithstanding the foregoing, Nonstatutory Options granted to employees of the Company or its subsidiaries shall terminate not later than three (3) months after termination of employment for any reason other than disability or death. In the event of termination of employment due to disability, the right of the participant to exercise a Nonstatutory Option shall terminate not later than twelve (12) months after such termination. In the event of termination of employment due to death, the Option nay be exercised by the optionee's estate at any time during the remaining stated duration of the option in accordance with Section 7 hereof. Leaves of absence for military service, illness, and transfers of employment between the Company and any subsidiary thereof shall not constitute termination of employment. Nonstatutory options granted to independent contractors of the Company or its subsidiaries may provide, in the discretion of the Committees, that such Option shall terminate in the event of, or within a fixed period following, the termination of tho contractual or other business relationship between the Company or its subsidiaries and the independent contractor.

                    6.  Adjustment Provisions.

                         (a)  If the Company shall at any time
          change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Option shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Option shall not be changed. The Board may also provide for the continuation of Options or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrence.

                         (b)  Notwithstanding any other provision
          of this Plan, and without affecting the number of shares of Common Stock otherwise reserved or available hereunder, the Board may authorize the issuance or assumption of Options in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

                         (c)  In the case of any merger,
          consolidation or combination of the Company with or into another corporation, other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition) any participant to whom an Option has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitation applicable to such Option) thereafter and during the term of such Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon such Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of such option or portion thereof, as the case may be, immediately prior to such Acquisition. The term "Acquisition Consideration" shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect to one share of Common Stock of the Company upon consummation of an Acquisition.

                    7. Nontransferability. Options granted under the Plan to participants that are not individuals shall not be transferable other than with the consent of the Company, which consent may be withheld in the Company's sole discretion. Options granted under the Plan to individual participants shall not be transferable by him or her otherwise than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him or her. In the event of the death of an individual participant, each Option theretofore granted to him or her shall be exercisable only:

                         (a)  By the executor or administrator of
          the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Option shall pass by will or the laws of descent and distribution; and

                         (b)  To the extent that the deceased
          participant was entitled to do so at the date of his death.

                    8. Other Provisions. The grant of any Option under the Plan may also be subject to such other provisions (whether or not applicable to the Option granted to any other participant) as the Committees determine appropriate, including without limitation, provisions for the installment purchase of Common Stock under Options, provisions for the acceleration of exercisability of Options in the event of a change of control of the Company, provisions for the payment of the value of Options to participants, in the event of a change of control of the Company, provisions to comply with Federal and State securities laws, or understandings or conditions as to the participant's employment or other business relationship with the Company and its subsidiaries in addition to those specifically provided for under the Plan.

                    9. Rules. The Committees may establish such rules and regulations as they consider desirable for the administration of the Plan.

                    10. Determination of Fair Market Value. For purposes of this Plan, the Board shall determine the fair market value ("Fair Market Value") of a share of Common Stock of the Company on the basis of such factors as it shall deem appropriate, provided that (i) if on the date such determination is made the class of stock being valued is regularly listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or another comparable system, the fair market value of a share of such stock shall be deemed to be equal to the mean of the average of the closing bid and asked prices for such stock quoted on such system on each of the five trading days immediately preceding the date such determination is made, and (ii) if on the date such determination is made the class of stock being valued is admitted to trading on a national securities exchange or exchanges for which actual sale prices are regularly reported, or actual sales prices are otherwise regularly published for such stock, the Fair Market Value of the shares of Common Stock shall be deemed equal to the mean of the closing sale prices reported for such stock on each of the five (5) trading days immediately preceding the date the determination is made.

                    11.  Withholding.  All payments or
          distributions made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. The Committee may, in their discretion and subject to such rules as they may adopt, permit a participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with the exercise of an Option by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount to be withheld.

                    12. Tenure. A participant's right, if any, to continue to serve the Company or its subsidiaries as an officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

                    13. Duration, Amendment and Termination. No Option shall be granted more than ten years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any Option granted within such period may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Option or change the terms and conditions thereof without the participant's consent.

                    14. Stockholders' Agreement. Any participant, who on the date of exercise of his/her option, will own in excess of 150,000 shares of Common Stock shall execute and deliver to the Company the necessary documents to become a party to that certain Stockholders' Agreement dated December 30, 1987 between the Company and certain persons named therein, so long as such action is required by the Stockholders' Agreement. A copy of the Stockholders' Agreement is attached to this Plan as Exhibit A.

                    15.  Stockholder Approval.  The Plan was
          originally adopted by the Board of Directors of the Company on December 31, 1991. The Plan was amended and restated in its current form by the Board of Directors of the Company on __________, 1993. The Plan and all Options granted hereunder shall be null and void if stockholder approval is not obtained within twelve (12) months after the March, 1993 adoption of the Plan by the Board of Directors.

                    16. Vesting. Options granted hereunder shall vest and be exercisable at a rate of at least 20% per year over 5 years from the date the option is granted.